Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment (“Amendment”), dated August 1, 2003, to the Employment Agreement, dated as of December 20, 2001 (“Agreement”), among, Arch Capital Group Ltd., a Bermuda company (“Parent”), Arch Capital Group (U.S.) Inc., a Delaware corporation (“Arch-US”), and Constantine Iordanou (the “Executive”).  Capitalized terms used without definition herein have the meanings given to them in the Agreement.

WHEREAS, the Executive has been appointed by the Board of Parent to serve as the President and Chief Executive Officer of Parent, effective August 1, 2003; and, in that connection, Executive has been issued a work permit by the Bermuda government authorities;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties have agreed to amend the Agreement as follows:

1.                   Parent hereby assumes all of Arch-US’s rights and obligations under the Agreement; all references in the Agreement to (i) the “Company” shall be to Parent and (ii) the “Companies” shall be to Parent and its Subsidiaries; and Arch-US is released from all of its obligations under the Agreement.

2.                   The first sentence of Section 3.01 shall be amended and restated in its entirety as follows:

During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board of Directors of the Company; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies.

3.                   The following new sections shall be hereby added at the end of Article 3:

SECTION 3.03.  Work Permits.  The Executive shall use his best efforts to obtain, maintain and renew suitable (for the purposes of the Executive’s contemplated employment by the Company) work permit by the Bermuda government authorities and any other permits required by any Bermuda government authority.  The Company shall be responsible for all permit fees.

SECTION 3.04.  Work Location.  While employed by the Company hereunder, the Executive shall perform his duties at the offices of the Company in Bermuda.  The Executive shall travel to such places outside of Bermuda on the business of the Company in such manner and on such occasions as his duties may require.  There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION 3.05.  Relocation.  The Company shall reimburse the Executive for all reasonable expenses incurred by him (i) in relocating his household items to

Bermuda; (ii) in establishing his residence in Bermuda, including costs of temporary housing, leasing or brokerage fees and commissions, and transportation from the United States and within Bermuda; and (iii) upon the termination of Executive’s employment for any reason, for the cost of relocating all of his household items to the United States, and airfare for Executive and his family to return to the United States, in each case, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.                   The second sentence of Section 4.01 shall be hereby replaced by the following:

“The Base Salary shall be payable monthly on the 15th day of each month, two weeks in arrears and two weeks in advance.  Normal hours of employment are 8:30 a.m. to 5:00 p.m., Monday through Friday.  The Base Salary has been computed to reflect that the Executive’s duties are likely, from time to time, to require more than the normal hours per week and the Executive shall not be entitled to receive nay additional remuneration for work outside normal hours.”

5.                   SECTION 4.03. shall be hereby amended and restated as follows:

“SECTION 4.03.  Benefits.  In addition to the Base Salary, and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

(a)                such major medical, life insurance and disability insurance coverage as is, or may during the Employment Period, be provided generally for other senior executive officers of the Company as set forth from time to time in the applicable plan documents;

(b)               in addition to the usual public holidays and eight (8) paid days off for sick leave, a maximum of four (4) weeks of paid vacation annually during the term of the Employment Period (Section 11 of the Bermuda Employment Act 2000 shall otherwise not apply to the Executive’s employment hereunder);

(c)                benefits under any plan or arrangement available generally for the senior executive officers of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents;

(d)               the cost of preparation of annual tax returns and associated tax planning (up to a maximum of $7,500 annually), and an amount equal to the excess, if any, of the amount of income and employment taxes payable by Executive to Bermuda, New York and any other governmental taxing authority over the amount that would have been payable by Executive had he resided in New York for the entire calendar year; and

(e)                other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda.”

6.                   All other provisions of the Agreement shall remain in full force and effect.  This amendment shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflict of laws, and may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ Robert Clements
Printed Name:	Robert Clements
Title:	Chairman

ARCH CAPITAL GROUP (U.S.) INC.

By:	/s/ Robert Clements
Printed Name:	Robert Clements
Title:	Chairman

/s/ Constantine Iordanou
Constantine Iordanou

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